FOR IMMEDIATE RELEASE

Exhibit 99.1

April 20, 2012

INFRASTRUCTURE MATERIALS CORP.
APPOINTS INVESTOR RELATIONS CONSULTANT

Reno, Nevada, April 20, 2012 - Infrastructure Materials Corp. (OTCBB: IFAM; TSX-V: IFM, IFM.s) (the "Company") is pleased to announce that it has entered into a one-year service agreement (the “Agreement”) effective April 1, 2012, with Teatyn Enterprises Inc. (“Teatyn”) to provide investor relations services to the Company.

Teatyn will, in consultation with senior Company management and on a non-exclusive basis, provide the Company with expertise and assistance in the following areas: investor communications promoting full and fair disclosure by the Company; responses to investor inquiries in a timely manner; dissemination of Company news and information; and creation and implementation of an investor relations program that provides investors and interested parties with Company information.

In exchange for the services provided, Teatyn will receive a monthly fee of CDN$5,000 and has been granted options to purchase up to 350,000 common shares at an exercise price of CDN$0.10 per share. One twelfth (1/12) of the options will vest each month and unexercised options will expire thirty days following the expiry or termination of the Agreement The vesting provisions are subject to the terms of the Agreement with Teatyn, the Company’s stock option plan and the policies of the TSX Venture Exchange

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage mining company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada and precious metal properties located in Nevada.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Mason Douglas
Phone: 866-448-1073
or
Steve McGuire (Teatyn Enterprises Inc.)
Investor Relations
Phone 604-574-7555
Fax: 775-322-4458
Email: steve@teatyn.com or
info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or www.infrastructurematerialscorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statement.